EXHIBIT 99.4

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: April 5, 2021

KINETIK S.À R.L.

By:	/s/ Csaba Horvath
	Name:	Csaba Horvath
	Title:	Manager

By:	/s/ Gilles Dusemon
	Name:	Gilles Dusemon
	Title:	Manager

THE KINETIK FOUNDATION

By:	/s/ Gavin Ferguson
	Name:	Gavin Ferguson
	Title:	Councillor

By:	/s/ Miriam Levy Turner
	Name:	Miriam Levy Turner
	Title:	Councillor